Exhibit 10.1
TRANSITION AND ADVISORY AGREEMENT
This Transition and Advisory Agreement (“Agreement”) is entered into as of October 24, 2024 (“Effective Date”), by and between Sleep Number Corporation, a Minnesota corporation (the “Company”), and Shelly R. Ibach (“Executive”) (collectively referred to herein as the “Parties”).
WHEREAS, on October 24, 2024, Executive notified the Company and its Board of Directors (the “Board”) that Executive intends to (a) retire from her position as the Company’s President and Chief Executive Officer effective upon the earliest to occur of (i) the employment commencement date of Executive’s successor as Chief Executive Officer (the “CEO Transition”), (ii) the date of the Company’s next Annual Meeting of Shareholders (the “Annual Meeting”), and (iii) May 31, 2025 (the earliest to occur of (i), (ii) and (iii), the “CEO Transition Date”) and (b) not stand for reelection to the Board at the Annual Meeting, serving as the Board Chair through the conclusion of the Annual Meeting;
WHEREAS, if the CEO Transition occurs before the date of the Annual Meeting, then Executive will continue her employment with the Company in a non-executive role as senior advisor of the Company from the CEO Transition Date until the earlier to occur of (i) the Annual Meeting and (ii) May 31, 2025 (the earlier to occur of (i) and (ii), the “Employment Separation Date”);
WHEREAS, the Board believes that it is in the best interests of the Company and its shareholders to establish an orderly transition of the duties and responsibilities of the role of the Chief Executive Officer from Executive to her successor;
WHEREAS, Executive and the Company wish to enter into this Agreement setting forth the terms and conditions upon which Executive will (i) continue to serve as the Company’s President and Chief Executive Officer until the CEO Transition Date, (ii) if the CEO Transition Date is before the Employment Separation Date, continue her employment with the Company from the CEO Transition Date until the Employment Separation Date as a non-executive senior advisor, (iii) continue to serve as Chair of the Board through the conclusion of the Annual Meeting; and (iv) provide consulting advisory services to the Company after the Employment Separation Date until December 31, 2025;
NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree, effective as of the Effective Date, as follows:
1.    Continued Employment and Board Service.
(a)    The Company will continue to employ Executive, and Executive will remain in the employ of the Company, as the Company’s President and Chief Executive Officer until the CEO Transition Date and, if the CEO Transition Date is before the Employment Separation Date, the Company will continue to employ Executive, and Executive will remain in the employ of the Company, in a non-executive role as senior advisor from the CEO Transition Date until the Employment Separation Date, unless Executive’s employment is earlier terminated by the Company for Cause (as defined in the Company’s Executive Severance Pay Plan) or by Executive; provided, however, that Executive agrees in good faith not to resign without Good Reason (as defined in the Company’s Executive Severance Pay Plan). The period during which Executive remains employed by the Company from the date of this Agreement to the Employment Separation Date is referred to herein as the “Employment Period”.

(b)    Executive will continue to serve as the Chair of the Board until the conclusion of the Annual Meeting and will not stand for reelection to the Board as part of the Annual Meeting and Proxy Statement for the Annual Meeting.
(c)    During the Employment Period, Executive (i) will continue to receive Executive’s annual base salary as in effect immediately prior to the date of this Agreement, (ii) will be eligible to receive a bonus under the Company’s 2025 annual incentive plan, which will be subject to the achievement of the applicable performance objectives set forth in the Company’s 2025 annual incentive plan and such bonus, if any, will be pro-rated based on the portion of the Employment Period that occurs during fiscal year 2025 (i.e., from December 29, 2024 to Employment Separation Date) and paid to Executive in cash at the time the Company pays annual bonuses for 2025 to its senior executives generally, but not later than March 15, 2026, (iii) will not be awarded any new equity awards, (iv) will remain eligible for substantially similar employee benefits and perquisites that Executive receives immediately prior to the date of this Agreement, including medical, dental and vision insurance (including an annual executive physical exam at the Mayo Clinic), participation in the Company’s Executive Deferral Plan and Profit Sharing and 401(k) Plan (including matching Company contributions), life insurance and short-term and long-term disability insurance, and an annual financial counseling benefit up to $20,000, (v) will be reimbursed for the costs of Executive’s individual dues and other related fees for Executive’s membership in the National Association of Corporate Directors (the “NACD Dues”), and (vi) within 30 days of the Company’s receipt of an invoice with time entries containing fully redacted narratives from the law firm that Executive engaged to represent her in connection with her retirement, including legal review of this Agreement and the transactions contemplated by this Agreement, the Company will pay directly to such law firm up to $68,000 for such legal fees.
(d)    All outstanding performance adjusted restricted stock units awarded to Executive pursuant to the Company’s 2020 Equity Incentive Plan, as amended (the “Equity Plan”), will be treated in accordance with Section 2.2(c)(iii) of the Performance Adjusted Restricted Stock Unit Award Agreements governing such performance adjusted restricted stock units (the “PSU Award Agreements”), which provides for the treatment of such performance adjusted restricted stock units in the event of Executive’s retirement at or beyond age 60 with five or more years of service with the Company; provided, however, the Company hereby waives the requirement, as applicable, that Executive provides written notice of Executive’s intention to retire one year before Executive’s actual retirement date (for the avoidance of doubt, the three-month notice period as set forth in the PSU Award Agreement for the performance adjusted restricted stock units granted in 2024 shall be satisfied pursuant to the terms and conditions of such PSU Award Agreement and this Agreement); provided, further, that applicable change in control provisions set forth in the Equity Plan and PSU Award Agreements shall remain outstanding even after the Effective Date (and shall be applicable to the extent the application of such provisions result in better treatment for the Executive relative to this Section 1.d., as determined on an award-by-award basis).
(e)    All outstanding restricted stock units awarded to Executive pursuant to the Equity Plan (the “RSUs”) will become fully vested on the Employment Separation Date and will otherwise be treated in accordance with the terms of the Restricted Stock Unit Award Agreement(s) governing such RSUs (the “RSU Award Agreements”); provided that the shares issuable with respect to the RSUs shall be issued as soon as reasonably possible after the Employment Separation Date provided, further, that applicable change in control provisions set forth in the Equity Plan and RSU Award Agreements shall remain outstanding even after the Effective Date (and shall be applicable to the extent the application of such provisions result in better treatment for the Executive relative to this Section 1.e., as determined on an award-by-award basis). The Company hereby waives the requirement that Executive remain in continuous employment or service with the Company during the regular Vesting Period (as defined in the RSU Award Agreement).
(f)    All outstanding stock options awarded to Executive pursuant to (i) the Equity Plan or the Select Comfort Corporation Amended and Restated 2010 Omnibus Incentive Plan, as amended (the “2010 Equity Plan”), as applicable, will be treated in accordance with Section 3.2(c) of the Non-Statutory Stock Option Agreements (to the extent therein) governing such stock options and (ii) the 2010 Equity Plan will be treated in accordance with Paragraph (a) of the Nonstatutory Stock Option Award Agreements (to the extent therein) governing such stock options (collectively, the “Stock Option Award Agreements”), which provide for the treatment of such stock options in the event of Executive’s retirement at or beyond age 60 with five or more years of service with the Company such that Executive may exercise such stock options within the three-year period following December 31, 2025 (but not beyond the expiration date of the applicable stock options); provided, however, that the Company hereby waives the requirement that Executive provides written notice of Executive’s intention to retire one year before Executive’s actual retirement date; provided, further, that applicable change in control provisions set forth in the Equity Plan or the 2010 Equity Plan, as applicable, and Stock Option Award Agreements shall remain outstanding even after the Effective Date (and shall be applicable to the extent the application of such provisions result in better treatment for the Executive relative to this Section 1.f., as determined on an award-by-award basis). For the avoidance of doubt, all stock options granted to Executive shall be fully vested on the Employment Separation Date.
2.    Consulting Transition Services. Subject to the Executive remaining employed with the Company through the Employment Separation Date, beginning on the date following the Employment Separation Date and continuing until December 31, 2025 (such period, the “Consulting Period”), Executive’s employment with the Company will terminate on the Employment Separation Date and Executive shall serve as a strategic consultant to the Company and provide advisory consulting services as reasonably requested by the Company’s Chief Executive Officer or the Board to assist in the leadership transition and the Company’s operations (“Services”). As full payment for Executive’s Services during the Consulting Period, the Company agrees to (i) pay Executive a cash consulting fee of $150,000 per month (pro- rated for any partial months of service) during the Consulting Period, which fees will be payable monthly in arrears, and will be paid by the Company within 30 days of the end of the month, and (ii) reimburse Executive for the NACD Dues during the Consulting Period. In her capacity as a strategic consultant, Executive agrees that she will be performing the Services as an independent contractor and will not be an employee of Company. Nothing in this Agreement shall in any way be construed to constitute Executive as an agent, employee or representative of the Company following the Employment Separation Date. Accordingly, as a strategic consultant, Executive will not be eligible to participate in any employee benefit plans sponsored by the Company, or other employee compensation or benefits, policies, or programs, in connection with any Services performed during the Consulting Period. Executive agrees, in her capacity as a strategic consultant, to pay all taxes applicable to her performance of Services during the Consulting Period. The Company agrees that it will provide Executive with IRS Form 1099 for the payments provided to Executive for the performance of the Services. Executive agrees to indemnify and hold the Company harmless against any claim or liability (including penalties) resulting from failure of the Executive to pay taxes with respect to compensation paid by the Company to Executive or failure by the Executive to report compensation paid by the Company to Executive and/or submit the appropriate tax forms on which compensation paid by the Company to Executive must be reported to applicable governmental entities (including, solely for purposes of this sentence, the amount set forth in subsection (vi) of Section 1(c) of this Agreement). During the Consulting Period, Executive will control the performance of the Services and will furnish all tools and materials necessary to the performance of the Services. Notwithstanding the foregoing, the Company will reimburse Executive for certain reasonable expenses in accordance with the Company’s reimbursement policies applicable to independent contractors. Executive acknowledges that she will remain subject to the Company’s Insider Trading Policy in accordance with its terms, including during the Consulting Period. Executive further agrees: (i) that all right, title, and interest in and to any notes, records, designs, inventions, improvements, developments, discoveries, copyrightable material, ideas, and/or trade secrets conceived, discovered, authored, invented, developed, or reduced to practice by Executive, solely or in collaboration with others, arising out of, or in connection with, performing the Services and/or in the scope of her prior employment and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”) are the sole property of the Company; (ii) to promptly disclose to Company in writing any Inventions; (iii) and that Executive hereby irrevocably assigns and agrees to assign (or cause to be assigned) all Inventions to Company. During the Consulting Period and thereafter, Executive agrees that the terms relating to the protection of Confidential Information as set forth in Executive’s Employee Inventions, Confidentiality and Non-Compete Agreement shall continue to apply.
3.    Release of Claims. Executive hereby agrees to execute the release of claims in the form attached to this Agreement as Exhibit A (the “Release”) no earlier than the close of business on the Employment Separation Date (or such other date agreed to by the Company and Executive). Executive’s eligibility to receive the consideration set forth in Sections 1(d), 1(e), 1(f) and 2 of this Agreement is subject to, and contingent upon, Executive executing the Release no earlier than the close of business on the Employment Separation Date (or such other date agreed to by the Company and Executive), and not rescinding the Release.
4.    No Good Reason. Executive acknowledges and agrees that Executive’s termination of employment, including her transition from President and Chief Executive Officer to strategic consultant and, if applicable, from President and Chief Executive Officer to a non-executive employment position from the CEO Transition Date to the Employment Separation Date, does not constitute “Good Reason” as defined in the Company’s Executive Severance Pay Plan or any other agreement or policy governing Executive’s employment relationship with the Company. Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Company’s Executive Severance Pay Plan) that occurs prior to the Employment Separation Date, Executive shall remain eligible for the severance compensation and benefits as set forth in the Company’s Executive Severance Pay Plan as a “Tier I” executive.
5.    Governing Law; Venue. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to any principles of conflicts of law, whether of the State of Minnesota or any other jurisdiction. Each of the Parties agrees that any legal action or proceeding with respect to this Agreement will be brought exclusively in the state court of Minnesota located in Hennepin County, or the federal courts of the United States of America for the District of Minnesota, unless the Parties to any such action or dispute mutually agree to waive this provision. By execution and delivery of this Agreement, each of the Parties irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized express carrier or delivery service, to the applicable Party at their address referred to herein. Each of the Parties irrevocably waives any objection which they may now or hereafter have to the laying of venue of any of the aforementioned actions or proceedings arising out of or in connection with this Agreement, or any related agreement, certificate or instrument referred to above, brought in the courts referred to above and hereby further irrevocably waives and agrees, to the fullest extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Nothing herein will affect the right of any Party to serve process in any other manner permitted by law.
6.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
7.    Entire Agreement. The terms of this Agreement and the terms of the PSU Award Agreements, the RSU Award Agreements, and the Stock Option Award Agreements, as such agreements are modified by the terms of this Agreement, and the Employee Inventions, Confidentiality and Non-Compete Agreement that Executive signed as a condition of employment and that accompanies such aforementioned award agreements are intended by the Parties hereto to be the final expression of their agreement with respect to Executive’s employment and post-employment transition services, and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
8.    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, Executive or a duly authorized officer of the Company may waive compliance by the other Party hereto with any provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder will preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
9.    Construction. This Agreement will be deemed drafted equally by both of the Parties hereto. Its language will be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party hereto will not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.
10.    Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
11.    Section 409A. The parties hereto acknowledge and agree that any amounts payable hereunder are intended to be exempt from Section 409A of the Internal Revenue Code, but that, to the extent applicable, this Agreement will be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. The Company and Executive will work together in good faith to consider either (a) amendments to this Agreement or (b) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A.
12.    Clawback and Forfeiture Policy. Executive acknowledges and agrees that the Company’s Executive Clawback and Forfeiture Policy and any other applicable compensation recoupment policy will continue to apply following the Employment Separation Date in accordance with the terms and conditions of such policies.
IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Transition and Advisory Agreement as of the Effective Date.

SLEEP NUMBER CORPORATION By: /s/ Samuel R. Hellfeld Name: Samuel R. Hellfeld Title: Chief Legal and Risk Officer	EXECUTIVE By: /s/ Shelly R. Ibach Name: Shelly R. Ibach Title: Chair, President and Chief Executive Officer

[omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit A

Form of Release
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